[PRICEWATERHOUSECOOPERS LETTERHEAD]

                        REPORT OF INDEPENDENT ACCOUNTANTS


September 24, 1998


To the Trustee
Franklin Auto Trust 1998-1

We have audited the accompanying balance sheet of Franklin Auto Trust 1998-1 (the Trust) as of September 24, 1998. This balance sheet is the responsibility of the management of the Trust. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above, presents fairly, in all material respects, the financial position of Franklin Auto Trust 1998-1 as of September 24, 1998, in conformity with generally accepted accounting principles.

/s/ PriceWaterhouseCoopers LLP

                           FRANKLIN AUTO TRUST 1998-1
                                 BALANCE SHEET
                               SEPTEMBER 4, 1998


                                     Assets

Cash                                                                  $200
                                                                      ----
                                                                      $200
                                                                      ====

Interest of Equity Holder                                             $200
                                                                      ----
                                                                      $200
                                                                      ====


See accompanying Notes to Balance Sheet.


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
FRANKLIN AUTO TRUST 1998 -- 1

                             NOTES TO BALANCE SHEET

1.   Nature of Operations

     Franklin Auto Trust 1998 -- 1 (the Trust), formed on September 23, 1998, is a Delaware business trust, the beneficial interest in which is owned by Franklin Receivables LLC. The Trust's activities will consist of the issuance and sale of securities (the Notes) collateralized by certain motor vehicle installment sales contracts (the Receivables). The Trust intends to purchase the Receivables simultaneously with the issuance of the Notes. The Notes will represent obligations solely of the Trust. The Trust has not commenced operations except for accepting the interest of the equity holder.

2.   Tax Status

     For federal income tax purposes the Notes will be characterized as debt and the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation. Each Noteholder, by the acceptance of a Note, will agree to treat the Note as debt for federal income tax purposes.



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